Exhibit 6.36

AGREEMENT OF PURCHASE, SALE, AND CO-OWNERSHIP

This Agreement of Purchase, Sale, and Co-Ownership ("Agreement") dated November 25, 2019, by and among MY RACEHORSE CA LLC., a Nevada limited liability company, whose principal address is 250 W. First St., Ste. 256, Claremont, California 91711 (hereinafter referred to as "Purchaser"); EXPERIENTIAL SQUARED, INC., a Delaware corporation, whose principal address is 250 W. First St., Ste. 256, Claremont, California 91711 (hereinafter referred to as "Guarantor"); and SPENDTHRIFT FARM, LLC, a Kentucky limited liability company, whose principal address is 884 Iron Works Pikes, Lexington, Kentucky 40511 (hereinafter referred to as "Seller").

WITNESSETH:

WHEREAS, Seller is the sole owner of an unnamed thoroughbred filly, foal of March 18, 2018, by PIONEER OF THE NILE out of SAPUCAI by INDIAN CHARLIE; an unnamed thoroughbred filly, foal of May 2, 2018, by MEDAGLIA d'ORO out of VENETIAN SONATA, by BERNARDINI; an unnamed thoroughbred filly, foal of January 31, 2018, by MUNNINGS out of MY SWEET ADDICTION, by TIZNOW; and an unnamed thoroughbred filly, foal of February 14, 2018, by INTO MISCHIEF out of MY LADY LAUREN, by HARD SPUN and are being offered for sale by Seller as a racing prospects (hereinafter "Horse[s]");

WHEREAS, Purchaser desires to purchase from Seller an undivided eighty percent (80%) ownership interest ("Interest") in the Horses upon the terms and conditions set forth herein;

WHEREAS, Seller desires to sell to Purchaser the Interest in the Horses upon the terms and conditions set forth herein;

WHEREAS, Seller and Purchaser wish to further set out their agreement regarding the continued racing and management of the Horses while continuing to race;

WHEREAS, upon the delivery of title of the undivided Interest in the Horses to the Purchaser, the Purchaser and Seller (both Purchaser and Seller hereinafter also sometimes referred to as "Co-Owner") have agreed that Purchaser and Seller shall enter into a co-ownership of the Horses for purposes of racing only upon the terms and conditions under which the Horses shall be managed by Purchaser; and

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.       Purchase of Horses. Seller does hereby sell, convey, transfer, set over and assign to Purchaser, and Purchaser does hereby purchase from Seller a eighty percent (80%) Interest in and to the Horses upon the terms and conditions contained herein, and specifically the conditions precedent set forth in Paragraph 2, below.

1

2.       Purchase Price and Payment; Condition Precedent. Purchaser shall pay to Seller at the closing, set forth below, an initial portion of the purchase price of Eight Hundred Ninety One Thousand Five Hundred Thirty Two and no/100 U.S. Dollars ($891,532.00) (the "Initial Purchase Price") for the eighty percent (80%) Interest in and to the Horses and more specifically being Fifty percent (50%) of the specific Purchase Price of each of the Horses set forth in parenthesis as following: PIONEEROF THE NILE-SAPUCAI ($296,229.00), MEDAGLIA d'ORO-VENETIAN SONATA ($661,338.00), MUNNINGS-MY SWEET ADDICTION ($412,678.00), and INTO MISCHIEF-MY LADY LAUREN ($412,821.00), subject to the condition precedent that Purchaser shall, within three (3) days after the execution of this Agreement by all parties hereto, cause a veterinarian of its choosing to examine the Horse, including blood drawing for testing purposes, and Purchaser's representative shall inspect the Horse for his suitability for conformation, and any such examinations performed by Purchaser, or his representative, shall be at Purchaser's sole cost and expense. The veterinarian examination and conformation examination shall be acceptable to Purchaser, including, but not limited to, x-rays, scope, and examinations to determine that the Horse is healthy and sound and insurable at standard rates for full mortality coverage for horses of his age, without any exclusions, issued by Lloyd's of London or other comparable insurance company ("Veterinary Examinations"). If the results of the Veterinary Examinations are not acceptable to Purchaser or if the Horse is not insurable at standard rates for full mortality coverage, in Purchaser's sole discretion, or in the event Purchaser determines that any of the representations and warranties are not accurate, Purchaser shall notify Seller in writing within three (3) days after such determination by Purchaser, in which case this Agreement shall be null and void and of no further force or effect. If the results of the Veterinary Examinations are acceptable to Purchaser, Purchaser shall deliver to Seller payment in full of the Initial Purchase Price in immediately available funds by the later of the date of the closing or the sixtieth (60th) day after the date of this Agreement (as applicable, the "Payment Due Date"),which such payment of the Initial Purchase Price on the Closing Date is hereby guaranteed by Guarantor to the extent of the full Initial Purchase Price. This guaranty is a guaranty of payment, not of collection, and the Guarantor therefore agrees that Seller shall not be obligated prior to or as a condition to seeking recourse against or receiving payment from Guarantor, to take any steps whatsoever to collect from Purchaser or to file a claim of any kind against Purchaser, or in any other respect exercise any diligence whatever in collecting or attempting to collect any of the Purchase Price by any means. The liability of Guarantor for payment of the Purchase Price shall be absolute and unconditional, and nothing whatever except actual full payment to Spendthrift of the Initial Purchase Price guaranteed by Guarantor hereunder shall operate to discharge Guarantor's liability. Purchaser shall pay to Seller the balance of the purchase price for the eighty percent (80%) interest in the Horses after the payment of the Initial Purchase Price in the amount of Five Hundred Thirty Four Thousand Nine Hundred Twenty U.S. Dollars ($534,920.00)(the "Deferred Purchase Price") together with interest thereon at the rate of Five percent (5%) per annum from the date of this Agreement until paid in full, which such Deferred Purchase Price shall be paid upon the date of receipt by Purchaser of the net auction sales proceeds of the Horses (the Initial Purchase Price and the Deferred Purchase Price being the "Purchase Price"). The Deferred Purchase Price payable to Seller shall be reduced by an amount equal to Thirty percent (30%) of the Purchase Price of any specific Horse's Purchase Price set forth above that is euthanized before it can be sold at public auction and which such amount shall be forgiven by Seller. The Deferred Purchase Price is hereby guaranteed by Guarantor to the extent of the full Deferred Purchase Price upon all of the same terms and conditions as the guaranty set forth above by Guarantor with respect to the Initial Purchase Price. If for any reason the net sales proceeds from the auction sale of the Horses fails to equal the Deferred Purchase Price due Seller, then and in that event, Seller shall forgive any deficit amount, including any applicable interest related thereto.

3.       Risk of Loss. Purchaser assumes all risk of loss with respect to the death and use of the Horses with respect to the Interest purchased from Seller upon the date of closing.

4.       Title. Title to the eighty percent (80%) Interest in the Horses shall pass from Seller to Purchaser upon the payment of the Initial Purchase Price to Seller.

5.       Delivery of Possession. Possession to the Horses shall be delivered to Purchaser upon the date of Closing, and simultaneously possession of the Horses will be entrusted to the Purchaser at Spendthrift Farm in Lexington, Kentucky, where the Horses shall be located at the time of Closing.

2

6. Sales and Use Taxes. Any sales and/or use taxes (other than income taxes) as assessed by any jurisdiction(s) of the United States of America or elsewhere which are or may become due as a result of the sale of the Interest in the Horses from Seller to Purchaser, as set forth above (collectively, the "Sales Tax"), shall be the responsibility of the Purchaser of the Interest, and Purchaser hereby indemnifies Seller against any such sales and/or use taxes that become due including any interest, penalties respecting the sale of the Interest in the Horses.

7.       Warranties and Representations of Seller. (a) As of both the date hereof and the Closing Date, Seller warrants and represents that:

(i)           the Horses are and shall be at the time of both the delivery of possession and transfer of title to the Interest being conveyed to Purchaser, free and clear of all liens, claims, charges, pledges, leases, breeding rights, options, hypothecations, security or other interests or encumbrances on, against or in connection with the Interest sold to Purchaser in the Horse including, but not limited to, agister's liens, veterinarian's liens, etc., with the exception of current invoices not yet due which shall be Seller's responsibility as applicable to dates prior to Closing.

(ii)         Seller is the sole owner of the entire interest in the Horses (100% title to and ownership interest in the Horses) and has good and perfect title and right to sell and transfer the Interest as set forth herein.

(iii)        This Agreement has been duly and validly executed and delivered by Seller, and is a valid and binding obligation of Seller, enforceable in accordance with its respective terms and condition except as enforceability is limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditor's rights generally.

8.       Warranties and Representations of Purchaser. Purchaser acknowledges that it agrees that it will, prior to the purchase of the Horses, have conducted all tests and veterinarian examinations of the Horses, it desires, and that except as herein set forth, understands that Seller makes NO WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE HEALTH AND CONDITION OF THE HORSES, AND SPECIFICALLY, BUT NOT ALL INCLUSIVELY, THAT THERE IS NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY FOR RACING OF THE HORSES, ABILITY OR SOUNDNESS FOR RACING, BREEDING OR FERTILITY, AND PURCHASER AGREES TO ACCEPT DELIVERY OF THE HORSES "AS IS" AS OF THE DATE OF DELIVERY OF TITLE OF THE INTEREST BEING PURCHASED HEREIN.

9.       Commissions. Neither party has employed any agent, broker or finder in connection with the transactions contemplated by this Agreement. Nor has any third party, including but not limited to any representative or agent of the other party to this transaction, been paid anything of value in connection with such sale transaction. Each party shall indemnify, defend and hold the other party harmless from any and all claims or losses relating to agency fees, brokerage fees, attorney fees, expenses, commission or finder's fees owed or claimed to be owed to any agent, broker or finder engaged or claimed to be engaged by that party.

10.       Closing and Purchaser's Delivery. Closing shall take place at the offices of Wyatt, Tarrant & Combs, 250 West Main Street, Lexington, Kentucky, within thirty (30) days after the satisfactory completion of all Veterinary Examinations ("Closing") and provided the Horses are located at Spendthrift Farm, Lexington, Kentucky, at which time Purchaser shall deliver the following to Seller:

(A)	The Initial Purchase Price whose sum is Eight Hundred Ninety One Thousand Five Hundred Thirty Two US Dollars ($891,532.00), plus an amount equal to the aggregate state and local Sales Tax (if any), shall be paid by Purchaser to Seller by delivery of cash to Seller; which shall be due and payable by the Payment Due Date and unconditionally guaranteed by Guarantor;

3

(B)	An executed bill of sale in the same form as Exhibit A, attached hereto;

(C)	An executed Co-Ownership Agreement in the same form as Exhibit B; and

(D)	Such other documents or instruments as Seller may reasonably require.

11.       Seller's Delivery. Seller shall, in addition to having delivered possession of the Horses as set forth above, deliver the following documents to Purchaser at the Closing.

(A)	A true copy of The Jockey Club Certificate of Registration for the Horses endorsed to memorialize the transfer of ownership of a eighty percent (80%) Interest in the Horses to Purchaser;

(B)	An executed bill of sale in the same form as Exhibit A attached hereto;

(C)	An executed Co-Ownership Agreement in the same form as Exhibit B; and

(D)	Such other documents or instruments as Purchaser may reasonably require.

12.       The Co-Ownership for Racing and Term. As of the Closing Date when title to a eighty percent (80%) Interest in the Horses passes to Purchaser, Purchaser and Seller shall become co-owners of the Horses and agree to execute a Co-Ownership Agreement with respect to the racing of the Horses in a same form as the Co-Ownership Agreement attached hereto as Exhibit C, which shall become a part of this Agreement and which Co-Ownership Agreement shall remain in full force and effect during the racing career of the Horse and govern any sale of the Horses upon retirement from racing. Neither Seller or Purchaser shall have the right of partition with respect to the co-owned property, i.e. the Horses, and the rights of Purchaser are personal to Purchaser and may not be transferred, subleased, assigned, encumbered, mortgaged, pledged or hypothecated to any other person, firm, corporation, or other entity whatsoever without the prior express written consent of Seller, which consent may be withheld by Seller for any reason or for no reason whatsoever.

13.       Time of Essence., Specific Performance. Time is of the essence to the performance of this Agreement. The parties agree that, in addition to any other rights the parties may have, each party shall have the right to specifically enforce the terms of this Agreement, it being agreed that damages for breach would be impossible to determine.

14.       Management. Purchaser of the Horses shall have responsibility for the management of the racing of the Horses during the term of the Co-Ownership. All decisions of the racing of the Horses, including without limitation, decisions regarding the training and racing, shall be made by Purchaser of the Horses in accordance with the terms and conditions of this Agreement, and more specifically the Co-Ownership Agreement. In performing its rights, duties and obligations hereunder, Purchaser shall employ the degree of care customarily employed in the management of thoroughbred race horses in training in the United States of America and further Purchaser shall exert it's due care in training and racing the Horses so as not to impair the potential value of the Horses. The Horses shall not be entered or run in any claiming race nor given any medical treatment or operation without first obtaining the prior written consent of Seller. After the Closing the Horses shall run in each race in which he is entered in the name of Purchaser and the Seller and shall run in the racing silks of Purchaser.

15.       No Partnership. The relationship of the Purchaser and Seller, during the term of Co-Ownership shall be that of joint tenants in common of a chattel or chattels (the Horses), the right and ownership of which shall be as provided in this Agreement. The Purchaser and Seller do not propose or intend by this Agreement to create, and this Agreement shall not be considered as creating, a joint venture, partnership, agency or other relationship whereby the Purchaser and Seller shall be liable for the omissions or commissions of each other.

4

16.        Costs related to Breach. Failure of any party to abide by and perform any and all terms, covenants, conditions, and obligations of this Agreement shall constitute a default and shall, in addition to any other remedies provided by law or in equity, entitle the wronged party to reasonable attorney fees and legal costs related to such breach.

17.       Execution Counterparts. This Agreement may be executed in multiple counterparts and all such counterparts shall collectively constitute an original Agreement, which may be evidenced by any one counterpart. This Agreement may also be executed and delivered by facsimile transmission in lieu of original or machine generated or copied documents, provided that the original copy or copies of the Agreement signed by Seller shall be provided to Purchaser, and the original copy of the Agreement signed by Purchaser shall be provided to Seller's Representative, both within ten (10) days after the signing.

18.       Notices. All notices, demands or other writings in this Agreement provided to be given, made or sent, or which may be given, made or sent by either party to the other shall be deemed to have been fully given or made or sent when made and sent by hand-delivery, telecopy or facsimile as follows:

To Seller:	ATTN: NED TOFFEY
SPENDTHRIFT FARM, LLC
884 Iron Works Pike
Lexington, Kentucky 40511
Telephone number (859)294-0030
Telecopier number: (859) 294-0050

To Purchaser:	ATTN:
MY RACEHORSE CA LLC
250 W. First St., Ste. 256
Claremont, California 91711
Telephone number: (909) 757-0226
Telecopier number:

To Guarantor: :	ATTN
EXPERIENTIAL SQUARED, INC.
250 W. First St., Ste. 256
Claremont, California 91711
Telephone number: (909) 757-0226
Telecopier number:

The address and/or facsimile number to which any notice, demand or any other writing may be given, made or sent to any parties hereinabove provided may be changed by written notice and given by such parties as above provided.

19.        Miscellaneous.

(A)       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, officers, directors, employees, agents and assigns.

(B)       Entire Agreement. This Agreement, and the item(s) referred to herein and attached hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereto. This Agreement supersedes any and all prior written or oral agreements and understandings.

5

(C)       Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(D)       Attorneys' Fees and Expenses. In the event one party to this Agreement initiates a legal action to enforce or interpret this Agreement, or to litigate any dispute or claim between the parties, the prevailing party shall be entitled to reimbursement from the other party for the prevailing party's reasonable attorneys' fees and costs incurred in the legal action.

(E)       Severability. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of the remainder of this Agreement as a whole or any other provision therein.

(F)       Nonexclusive Provisions. The provisions of this Agreement are cumulative and not exclusive of any and all rights or remedies which any party may have at law or in equity.

(G)       Governing Law. Except as otherwise provided herein to the contrary, this Agreement shall be governed by, construed and enforced in accordance with the laws (other than the law governing conflict of law questions) of the Commonwealth of Kentucky, United States of America. The federal courts in Lexington, Kentucky shall have the exclusive jurisdiction over any dispute between Purchaser, Guarantor and Seller. Purchaser, Guarantor and Seller each hereby consents to service of process, personal jurisdiction and venue in any court sitting in Fayette County, Kentucky.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

SPENDTHRIFT FARM, LLC

/s/ B. Wayne Hughes
By: B. WAYNE HUGHES

Its: _____________________

State of Kentucky

County of Fayette

Subscribed to before me, a notary public, by B. Wayne Hughes, personally known to me, on this the ___ day of November, 2019.

/s/ Cynthia Long
Notary Public for the State and County Above.

[notarial seal appears here]

6

PURCHASER

MY RACEHORSE CA LLC

By: /s/ Michael Behrens

Its: CEO

State of Kentucky

County of Fayette

Subscribed to before me, a notary public, by B. Wayne Hughes, personally known to me, on this the ___ day of November, 2019.

see attached
Notary Public for the State and County Above.

GUARANTOR

EXPERIMENTAL SQUARED, INC.

By: /s/ Michael Behrens

Its: CEO

State of Kentucky

County of Fayette

Subscribed to before me, a notary public, by B. Wayne Hughes, personally known to me, on this the ___ day of November, 2019.

see attached
Notary Public for the State and County Above.

7

8

9

EXHIBIT A

BILL OF SALE

In consideration of the sum of Eight Hundred Ninety One Thousand Five Hundred Thirty Two and no/100 U.S. Dollars ($891,532.00) and the agreement to pay the Deferred Purchase Price as more specifically set forth in the Agreement of Purchase, Sale and Co-Ownership entered into by and between the parties hereto, as good and valuable consideration, the receipt of all of which is hereby acknowledged by SPENDTHRIFT FARM, LLC ("Spendthrift" or "Seller"), it does hereby bargain, sell, transfer, convey and assign unto MY RACEHORSE CA LLC ("My Racehorse" or "Purchaser") an eighty percent (80%) interest in and to the following Thoroughbred fillies, all foals of 2018, being by PIONEER OF THE NILE-SAPUCAI; MEDAGLIA d'ORO-VENETIAN SONATA; MUNININGS-MY SWEET ADDICTION; and INTO MISCHIEF-MY LADY LAUREN (the "HorseS"), which SPENDTHRIFT FARM, LLC hereby warrants and represents to MY RACEHORSE CA LLC. that it is the sole owner of the ownership interest being transferred herein, the title thereto is free and clear of all liens and encumbrances of whatsoever nature and kind, that it has good and perfect title and right to sell and transfer the interest in the Horse as herein done, and it will warrant and defend the title thereto as against the claims of all persons whatsoever.

Purchaser hereby agrees and acknowledges that SELLER MAKES NO WARRANTIES, EXCEPT AS STATED IN THE AGREEMENT OF PURCHASE, SALE, AND CO-OWNERSHIP, EITHER EXPRESS OR IMPLIED, AS TO THE HORSES, OR IN ANY EVENT, COVENANT, OCCURRENCE OR CONDITION INCLUDING, WITHOUT LIMITATION, THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE HORSES, SUITABILITY FOR RACING OF THE HORSES, ABILITY OR SOUNDNESS FOR RACING, BREEDING, FERTILITY, AND PURCHASER THEREFORE ACCEPTS THE HORSES "AS IS".

IN WITNESS WHEREOF, Spendthrift and My Racehorse have hereunto set their hand individually or by their duly authorized agents effective as of the 25 day of November, 2019.

SELLER:		PURCHASER:

SPENDTHRIFT FARM, LLC		MY RACEHORSE CA LLC

By:	/s/ B. Wayne Hughes	By:	/s/ Michael Behrens

Its:		Its:	CEO

10

EXHIBIT B

AGREEMENT OF PURCHASE, SALE, AND CO-OWNERSHIP

This Agreement of Purchase, Sale, and Co-Ownership ("Agreement") dated November ___2019, by and between MY RACEHORSE CA LLC., a Nevada limited liability company, whose principal address is 250 W. First St., Ste. 256, Claremont, California 91711 (hereinafter sometimes referred to as "Investor" or "Co-Owner") and SPENDTHRIFT FARM, LLC, a Kentucky limited liability company, whose principal address is 884 Iron Works Pikes, Lexington, Kentucky 40511 (hereinafter referred to as "Initial Owner" or "Co-Owner").

WITNESSETH:

WHEREAS, Initial Owner was the successful purchaser at the 2019 Keeneland September Sale of an unnamed thoroughbred filly, foal of March 18, 2018, by PIONEER OF THE NILE out of SAPUCAI, by INDIAN CHARLIE; an unnamed thoroughbred filly, foal of May 2, 2018, by MEDAGLIA d'ORO out of VENETIAN SONATA by BERNARDIN1; an unnamed thoroughbred filly, foal of January 31, 2018, by MUNNINGS out of MY SWEET ADDICTION by TIZNOW; and an unnamed filly, foal of February 14, 2018, by INTO MISCHIEF out of MY LADY LAUREN, by HARD SPUN (the "Horses"), and Investor has offered to purchase an eighty (80%) ownership interest in each of the Horses from Initial Owner and offered to form a co-ownership of the Horses with Initial Owner;

WHEREAS, Initial Owner agreed to sell to Investor an eighty (80%) percent interest in each of the Horses and to form a co-ownership with Investor in the racing of the Horse upon the terms and conditions set forth herein;

WHEREAS, upon the delivery of title of the undivided Interest by Initial Owner in each the Horses to the Investor after the payment for the interests in the Horses, both Initial. Owner and Investor have agreed that they shall enter into a co-ownership of the Horses for purposes of racing only upon the terms and conditions under which the Horses shall be managed as race horses by Investor; and

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

This Agreement is entered into as of the Effective Date set forth in Schedule 1 between Initial Owner (whose full legal name is set forth in Schedule l) and Investor (whose full legal name is set forth in Schedule 1) with reference to the following facts:

A.	Initial Owner and Investor are the sole legal owners of the Horses described in Schedule 1 ("Horses").

B.	Investor is a Nevada series limited liability company managed by Experiential Squared, Inc., a Delaware corporation registered in California.

11

C.	Initial Owner purchased the Horses and together with Investor their respective ownership interests shall be a tenancy in common amongst each of the owners of the Horses. (The co-owner shall be referred to individually as "Co-Owner" and collectively as "Co-Owners").

D.	It is Investor's intent to sell all or a portion of their interest in the Horses, which purchasers thereof shall become Co-Owners, to be provided with the experience of racehorse ownership including, but not limited to: stable visits of the Horses, updates regarding the Horses' health, training and race progress, access to the winner's circle in the event Horses win a race, access to owner's clubs at applicable tracks, and access to the stabling paddock when Horses are running in a race to the extent allowed by the applicable track.

E.	Dilution of Investor's interest or the sale of an interest in the Horses to any other person or entity by Initial Owner for less than the pro rata purchase price set forth herein constitutes a direct conflict of interest with the interests of Investor.

1.             Formation of Co-Ownership and Termination of Co-Ownership. The business of the Co-Ownership shall be conducted under the name set forth in Schedule 1 and the Horses shall race under the silks identified in Schedule 1. The use of the term "Co-Ownership" to refer to the aggregate of persons owning the Horses as tenants in common pursuant to this Agreement is solely for convenience, and is not intended, and shall not be deemed to imply that such Co-Ownership constitutes a partnership, association, legal person or jural entity. Each person or entity which acquires a fractional interest in the Horses pursuant to the provisions of this Agreement shall become a Co-Owner of the Co-Ownership, each of which hereby waives any right to partition. The Co-Ownership shall terminate on or before December 31, 2021, if not sooner terminated, at the time the Horses have completed racing during 2021 if any such Horse has won a graded stakes, unless agreed to be extended beyond December 31, 2021, by the Original Owner and the Investor. If any Horse has not won a graded stakes by December 31, 2021 then said Horse shall continue to race through the Breeders' Cup of 2022. Upon termination of the Co-Ownership, the Horses shall offered for sale at the earliest available public auction. If offered for sale at public auction, then any Co-Owner shall have the right to bid on and purchase any of the Horses at public auction with out having to notify any other Co-Owner of it's intent to bid on or buy any of the Horses.

2.             Relationship of the Co-Owners Amongst Themselves and Manager. For purposes of this Agreement, the Manager is that individual or entity so designated in Schedule 1 of this Agreement. The relationship of the Co-Owners amongst themselves shall be that of tenants in common of the Horses, the right to possession of which shall be vested in the Manager, subject only to the right of the Co-Owners to remove the Manager as set forth herein. The relationship of the Co-Owners to the Manager shall be that of principals and agent as limited by the terms and conditions of this Agreement. The agency of the Manager is one coupled with an interest in the subject matter of the agency during any period in which any of the Horses are maintained under the care of the Manager. Notwithstanding the foregoing, the Manager shall be expressly permitted to conduct other business activities and to accept other engagements, including, without limitation, the management of other horses, the purchase, sale, racing and breeding of other horses, or any one or more of them.

3.             Contributions and Percentage Interest.

a.	The respective ownership interests of the Co-Owners in the Horses will be as set forth on Schedule 1 and the Co-Ownership shall commence.

b.	The costs of notifying breed/discipline registries of the transfer described herein with any applicable registries shall be paid by the Co-Ownership.

c.	The following shall be completed simultaneously, and Closing shall occur when each of the following are complete:

	i.	The Purchase Price has been fully paid.

12

ii.	All contingencies have been waived in writing.

iii.	The Co-Ownership shall be listed as the owner(s) on the Horses' registration papers with the applicable breed/discipline registry/registries and all documents necessary to effectuate such ownership change shall be signed and exchanged.

4.                  Purpose and Bonus Payment to Co-Ownership, Division of Racing Income, Retirement from Racing and Sale. The purpose of the Co-Ownership is to train, race, breed and/or sell the Horse listed on Schedule 1. All racing income, breeding income, marketing, sponsorship or other income, together with the value of the Interest shall accrue to the benefit of the Co-Ownership. Net racing income shall be the amount received by the Co-Ownership from actual race earnings received by the Co-Ownership, other than any Bonus paid by Initial Owner, after any deductions, including, but not limited to jockey fees, trainer commissions, entry fees, starter fees, pony fees, etc. In the event any one of the Horses wins a Grade 1 race in the United States, then the Initial Owner will pay the Co-Ownership a one time bonus ("Bonus") of the sum of Five Hundred Thousand and no/100 U.S. Dollars ($500,000.00) for each such Horse within thirty (30) days after the win is declared official, which sum shall be divided pro-rata among the Co-Owners within five (5) days after receipt by the Co-Ownership; in the event any one of the Horses wins a Grade 2 race in the United States, then the Initial Owner will pay the Co-Ownership a one time Bonus of the sum of Two Hundred Fifty Thousand and no/I00 U.S. Dollars ($250,000.00) for each such Horse within thirty (30) days after the win is declared official, which sum shall be divided pro-rata among the Co-Owners within five (5) days after receipt by the Co-Ownership; in the event any one the Horses wins in a Grade 3 race in the United States, then the Initial Owner will pay the Co-Ownership a one time Bonus of the sum of One Hundred Thousand and no/100 U.S. Dollars ($100,000.00) for each such Horse within thirty (30) days after the win is declared official, which sum shall be divided pro-rata among the Co-Owners within five (5) days after receipt by the Co-Ownership. Total Bonus payments will be capped at Five Hundred Thousand and no/100 U.S. Dollars ($500,000.00) for each of the Horses. In the event any of the Horses should win a Grade 1 race in the United States, then and in that event, the trainer of any Horse shall be entitled to receive Fifty Thousand U.S. Dollars ($50,000.00) of from the Bonus payment of Five Hundred Thousand U.S. Dollars ($500,000.00) to be paid for the Horse that wins a Grade 1 race in the United States. The Co-Ownership agrees that the Initial Owner shall be entitled to receive from the balance of the initial net sales proceeds from the sale of the Horses, which represents a portion of the Deferred Purchase Price due Initial Owner for the purchase of the Horses, the sum of Five Hundred Thirty Four Thousand Nine Hundred Twenty U.S. Dollars ($534,920.00) plus Five Percent (5%) interest annually from the date of this Agreement until paid before the distribution of any other net sales proceeds from the sale at public auction of the Horses, less the deferred portion of the Purchase Price for any such Horse that is euthanized prior to being sold at public auction, which such sum shall be forgiven by Initial Owner.. If the net sales proceeds from the sale of the Horses is less than the sum due Initial Owner for the deferred portion of the Purchase Price for the purchase of the Horses, then the deficit balance due Initial Owner shall be forgiven by Initial Owner. Thereafter, if Initial Owner has paid the Co-Ownership any Bonus, then the Co-Ownership hereby agrees that the Initial Owner shall be entitled to receive any such Bonus paid by the Initial Owner from the balance of net proceeds of sale at public auction of the Horses prior to any such proceeds being distributed and paid to the Co-Ownership. Any of the Horses shall retire from racing after the Breeders' Cup Races in 2021 if the Horse has won any Grade 1, Grade 2 or Grade 3 race prior to such date, unless agreed otherwise by Initial Owner and Investor, but if any the Horses have not won any graded races by such date, then the Horse shall continue to race through the Breeders' Cup Races in 2022.

13

5.                Contingencies. Investor's obligation to purchase the Horses is subject to and contingent upon the following:

a.	Sale of Co-Ownership Interests. If this provision is selected, Investor has the right to acquire additional Co-Ownership interests as set forth in Schedule 1. This sale of these additional Co-Ownership interests is contingent upon. Investor raising sufficient capital from its members to cover the purchase price of the Horses along with a sufficient equity cushion to cover future expenses reasonably anticipated with ownership of the Horses. The amount needed by Investor to fulfill this contingency is within Investor's sole discretion. Investor shall satisfy this contingency within the time set forth in Schedule 1.

b.	Contingency Removal. In the event Investor does not provide Initial Owner with written notice that it has removed a contingency within the time required by this Agreement, Initial Owner shall provide Investor with a written demand for removal of contingency ("Contingency Removal Demand"). If Investor does not remove the contingency within two (2) business days of the date the Contingency Removal Demand is effective as set forth in the Notice provision below, this Agreement will be deemed null and void and the sale and Co-Ownership shall not proceed.

6.                Warranty of Title. Initial Owner warrants that on Closing, Initial Owner shall have clear title to Horse and Horse is free from any liens, claims or encumbrances of any nature whatsoever including without limitation spousal claims under any applicable community property laws. In the event any claims or demands are made against Initial Owner's or Investor's title to any of the Horses, Initial Owner shall indemnify, defend and hold Investor harmless against such claim or demand at its sole cost and expense from any and all claims or expenses, including reasonable attorney's fees which may arise by reason thereof.

7.                No Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing pending or, to the best knowledge of the Initial Owner threatened, before any court or governmental or administrative authority or private arbitration tribunal against or relating to or affecting any of the Horses, the Initial Owner or any of the Initial Owner's assets.

14

8.                Commissions. Pursuant to California law, Initial Owner shall disclose any and all commissions paid to or received by any individual arising from or relating to this Agreement.

9.                Indemnity. Initial Owner shall indemnify, defend and hold Investor harmless for any and all claims, actions or damages arising from or related to any and all acts of Initial Owner prior to the date of transfer of shares to Investor.

10.              Taxes. Investor shall be liable and shall pay all sales taxes that may be due by reason of the sale and conveyance of any of the Horses and Investor shall pay all use taxes that may be due by reason of the sale and conveyance of any of the Horses.

11.              Insurance. In the event Investor wishes to insure its interest in Horses, Initial Owner shall cooperate in providing any and all information requested by the insurance company, including, without limitation, veterinary information and race record. Such insurance will be at Investor's expense.

12.              Ownership Privileges. Investor shall be entitled to full ownership privileges including, without limitation: stable visits of the Horses, updates regarding the Horses' health, training and race progress, access to the winner's circle in the event any of the Horses wins a race, access to owner's clubs and/or owner's boxes at applicable tracks, and access to the stabling paddock when any of the Horses are running in a race to the extent allowed by the applicable track. To the extent such privileges are limited, such limitations shall be set forth in Schedule 1.

13.              Publicity Rights and Marketing Content. Initial Owner agrees that their name, likeness and the name and likeness of the Horses may be used in marketing and commercial materials distributed by Investor. Initial Owner also agrees that Investor may use Initial Owner's logo in marketing materials subject to the written permission of Initial Owner on a case by case basis, which permission will not be unreasonably withheld. Initial Investor and Manager agree to provide Investor with information that may be used for marketing content including, without limitation the Horses' pedigree, career details, manager, trainer and jockey biographies, futurity entries, races entered, post position drawn, and work out times.

14.              Non-Circumvention. The parties to this Agreement agree that the names of Investor's members are part of a confidential customer list and trade secret. Accordingly, Initial Owner and Manager agree not to initiate direct or indirect contact with any of Investor's members with respect to investment opportunities in the Horses or other horses unless approval to do so is granted in writing on a case by case basis. Initial Owner and Manager agree not to undertake any transaction or series of transactions of any kind with Investor's members or collect fees from Investor's members without the express prior written consent of Investor, which will not be unreasonably withheld.

15

15.               Right of First Refusal. (If selected) If Initial Owner or Investor elects to sell additional fractional interests in any of the Horses to another third-party, Initial Owner or Investor shall first offer such fractional interest to Investor or Initial Owner on the same terms and conditions as are offered to such third party (the "Offered Terms"). Investor or Initial Owner shall have five (5) business days within which accept, in writing, such offer based upon the Offered Terms. If Investor or Initial Owner does not accept said offer within said period, Initial Owner or Investor shall be free to sell such fractional interest to the third-party subject to the Offered Terms. If Initial Owner or Investor does not enter into an agreement with the third-party on the Offered Terms and such transaction does not close within ninety (90) days, Initial Owner's or Investor's right to sell a fractional interest in any of the Horse to a third party shall expire and the procedure set forth in this Section shall be applicable again.

16.               No Dilution. Except as provided in Section 21 of this Agreement, each Co-Owner's percentage ownership of the Horses shall not be subject to dilution and Investor will maintain the percentage Interest set forth in this Agreement.

17.               Management. Except as otherwise provided in this Agreement, Manager shall have the responsibility for the overall management of the Horses and shall have the authority to decide all matters relating to the management, care, training and racing of the Horses, however, Manager shall communicate regularly to Investor any decisions made in relation to the Horses. The Horses shall be trained as set forth in Schedule 1, who shall only be replaced by a trainer of equal skill and ability.

a.	If a sale date is set forth in Schedule 1 (the "Sale Date"), the Manager will seek to sell the Horses by no later than that Sale Date, however, if exceptional circumstances (including injury) make this impracticable, then the Manager will sell the Horses as soon thereafter as it deems reasonable and practicable to do so. In the event that the Manager deems it to be in the interests of the Co-Ownership to sell the Horses before the Sale Date, then Manager shall consult with the Co-Owners and will only proceed with such early sale of the Horses if the percentage of fractional ownership interests set forth in Schedule 1 vote to do so. If there is no Sale Date set forth in Schedule 1, Manager shall make all determinations relating to breeding (subject to any breeding rights awarded to Initial Owner and Trainer) and retirement except that if the Horses are retired and not suitable for breeding, the Horses shall be placed with a reputable horse retirement organization.

b.	Manager shall employ the degree of care customarily employed by persons who race, maintain and breed horses of the same quality as the Horses.

16

c.	Manager shall be entitled to the compensation set forth in Schedule 1.

d.	Manager may be removed as set forth in Schedule 1.

18.               Principal Office. The principal office and place of business of the Co-Ownership is set forth in Schedule 1.

19.               Public Liability Insurance. Responsibility of each Co-Ownership member.

20.               Other Insurance.

a.	In the event that an insurance claim is made under an applicable insurance policy, all insurance proceeds received under such policies applicable to the Horses shall be allocated first to payment of the Horses' expenses, then towards the Co-Ownership.

b.	It is the responsibility of each member of the Co-Ownership to maintain their own insurance.

21.               Subsequent Capital Contributions. All expenses incurred in connection with the Horse shall be billed on a monthly basis and shall appear on an itemized invoice.

a.	Expenses include, but are not limited to the costs of board, feed, training, medications and supplements, veterinary costs, farrier costs, transportation, entry fees, nomination fees, starting fees, pony fees, racetrack fees applicable to any race in which the Horses run, jockey and trainer commissions, legal, accounting and professional fees, etc.

b.	Such expenses shall be billed at cost except as provided in Schedule 1.

c.	Expense invoices shall be paid within thirty (30) days of receipt.

d.	Capital contributions made pursuant to this Section ("Additional Capital Contributions") shall be made pro rata in accordance with each Co-Owner's respective Interest as set forth in Schedule 1 unless a Co-Owner fails to make a required Additional Capital Contribution.

e.	The Co-Owners shall make Additional Capital Contributions at such times and in such amounts as may be called for by the Manager in Manager's reasonable discretion. The Co-Ownership's books and records will reflect the initial and any Additional Capital Contributions made by the Co-Owners.

17

f.	In connection with the contribution of property other than cash, the Co-Ownership and a contributing Co-Owner will agree upon the fair market value of contributed property and the capital account balance to be credited to a Co-Owner in exchange for such property.

g.	If any Co-Owner (the "Defaulting Co-Owner") shall fail to pay all or any part of its share of a required additional Capital Contribution when due (the "Defaulting Co-Owner's Share"), the other Co-Owners who have contributed their share of the Additional Capital Contribution (the "Contributing Co-Owners") shall have the right for a period of 30 days following the date when the Defaulting Co-Owner's Share was due, to contribute an additional amount equal to the Defaulting Co-Owner's Share. If all Contributing Co-Owners desire to contribute toward such amount, then they shall contribute in proportion to their respective fractional interest or in such other proportions as they may agree. If less than all the Contributing Co-Owners desire to contribute toward such amount, then they may do so in proportion to their respective fractional interests or in such other proportions as they may agree. The Contributing Co-Owners shall communicate promptly with each other for purposes of determining what portion, if any, of the Defaulting Co-Owner's Share they wish to contribute. At the end of the 30-day period referred to above or such earlier date upon which the Contributing Co-Owners shall have contributed the Defaulting Co-Owner's Share, the fractional interests of each Co-Owner shall be adjusted to be the percentage determined by dividing the Defaulting Co-Owner's initial Capital Contribution plus all prior Additional Capital Contributions made by the Defaulting Co-Owner, including any portion of the Defaulting Co-Owner's Share contributed by the Defaulting Co-Owner, by the aggregate initial Capital Contributions of all Co-Owners plus the aggregate Additional Capital Contributions made by all Co-Owners, including any portion of the Defaulting Co-Owner's Share contributed by them. Such adjustment of Participating Percentages shall be the sole remedy of the Co-Owners and the Co-Ownership in the event that a Co-Owner fails to contribute their share of an Additional Capital Contributions. The adjustment shall be made regardless of whether, and regardless of the extent to which, any Contributing Co-Owner makes an additional contribution toward the Defaulting Co-Owner's Share.

h.	Co-Owner Loans. The Co-Ownership may, in the discretion of the Manager, borrow funds needed for the Co-Ownership's operations from one or more Co-Owners or from third party lenders. Any loans by Co-Owners or Managers to the Co-Ownership shall be made on commercially reasonable terms.

i.	Interest on Capital. No Co-Owner shall be paid interest on any Capital Contribution or Capital Account.

18

22.               Books and Records. Books and records are to be maintained relating to the operation of the Co-Ownership on a cash basis in accordance with generally accepted accounting principles, and such books and records shall be available to all parties for purposes of inspection and copying during normal working hours.

23.               Distributions. Distributions shall be made annually in the amounts or percentages set forth in Schedule 1.

24.               Co-Owners. No Co-Owner shall have the power or authority to bind the Co-Ownership unless the Co-Owner has been authorized in writing by the Manager to act as an agent of the Co-Ownership. Meetings of Co-Owners shall be held annually, and special meetings may be held as set forth in Schedule 1.

25.               Restrictions on Transfer. No Co-Owner shall sell, assign, pledge, hypothecate, bequeath, give away or transfer by operation of law or otherwise all or any part of such Co-Owner's interest (collectively "Transfer") except as set forth in Schedule 1. Notwithstanding the foregoing, this provision shall not be construed to prohibit Investor from selling membership interests in Investor.

26.               Short Form Bill of Sale. Upon Closing the parties shall execute a notarized Short Form Bill of Sale similar in the form to that set forth in Exhibit A to this Agreement.

27.               Authority. The parties executing this agreement warrant and represent they have full right, power and authority to enter into this agreement.

28.               Notice. All notices, requests, consents and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sent personally, by national overnight courier service or certified mail, return receipt requested, with postage prepaid, to the addresses set forth in Schedule 1 to this Agreement, or such other address or addresses as a party shall have designated by notice to the other parties in writing. Notice will be effective on the date of actual, verifiable delivery of the Notice by one of the methods set forth above. Notices shall be sent to the addresses set forth in Schedule 1 or such other address which is provided in the future in writing.

29.               Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

30.               Survival of Rights. This Agreement shall be binding upon, and, as to permitted or accepted successors, transferees and assigns, inure to the benefit of the parties hereto and their respective shareholders, officers, directors, heirs, legatees, legal representatives, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sale, operation of law or otherwise.

31.                Severability. In the event any Section, or any sentence within any Section, is declared by a court of competent jurisdiction to be void or unenforceable, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

19

32.               Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto.

33.               Section Headings. The captions of the Sections in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any of the provisions hereof, shall not be deemed part of this Agreement and shall not be used in construing or interpreting this Agreement.

34.               Governing Law. This Agreement shall be construed according to the laws of the State of California.

35.               Additional Documents. Each party, upon the request of another party, agrees to perform all further acts and execute, acknowledge and deliver all documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement, including but not limited to acknowledging before a notary public any signature heretofore or hereafter made by a party.

36.               Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

37.               Time of the Essence. Except as otherwise provided herein, time is of the essence in connection with each and every provision of this Agreement.

38.               Further Actions. Each of the parties hereto agree to execute, acknowledge and deliver such additional documents, and take such further actions, as may reasonably be required from time to time to carry out each of the provisions, and the intent, of this Agreement, and every agreement or document relating hereto, or entered into in connection herewith.

39.               Third Party Beneficiaries. There are no third-party beneficiaries of this Agreement.

40.               Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement of the parties with respect to, and supersede all prior written and oral agreements, understandings and negotiations with respect to the subject matter hereof.

41.               Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

20

42.               Attorneys' Fees. In the event of any litigation, arbitration or other dispute related to or arising as a result of or by reason of this Agreement, the prevailing party in any such litigation, arbitration or other dispute shall be entitled to, in addition to any other damages assessed, its reasonable attorneys' fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys' fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys' fees to the prevailing party, the prevailing party in any lawsuit or arbitration procedure on this Agreement shall be entitled to its reasonable attorneys' fees incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys' fees provision is separate and several and shall survive the merger of this Agreement into any judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

By: SPENDTHRIFT FARM, LLC
B. Wayne Hughes

Its:

Initial Owner:	/s/ B. Wayne Hughes

By: MY RACEHORSE CA LLC
Michael Behrens

Its:	CEO

Investor:	/s/ Michael Behrens

21

Schedule I

Effective Date:

Initial Owner(s): Spendthrift Farm, LLC

Investor: My Racehorse CA LLC

Horse Description: PIONEER OF THE NILE -SAPUCAI 18

Registered name:UNNAMED

Barn name (nickname, if any):

Sex: Filly

Color: Markings:

Breed: Thoroughbred

Breed registry: The Jockey Club

Registration number:1805587

Tattoo or brand:

Horse's foaling date: March 18, 2018

Is the horse microchipped?                                Microchip #:

Does the horse have a passport?                        Passport #:

Horse Description: MEDAGLIA d'ORO-VENETIAN SONATA

Registered name: UNNAMED

Barn name (nickname, if any):

Sex: Filly

Markings:

Breed: Thoroughbred

Breed registry: The Jockey Club

Registration number:1812976

Tattoo or brand:

Horse's foaling date: May 2, 2018

Is the horse microchipped?                                Microchip #:

Does the horse have a passport?                        Passport #:

Horse Description: MUNNINGS-MY SWEET ADDICTION

Registered name: UNNAMED

Barn name (nickname, if any):

Sex: Filly

Color: Markings:

Breed: Thoroughbred

Breed Registry: The Jockey Club

Registration number:1804198

Tattoo or brand:

Horse's foaling date: January 31, 2018

Is the horse microchipped?                                Microchip #:

Does the horse have a passport?                        Passport #:

Horse Description: INTO MISCHIEF-MY LADY LAUREN

Registered name: UNNAMED

Barn Name (nickname, if any):

Sex: Filly

Color: Markings:

22

Breed: Thoroughbred

Breed Registry: The Jockey Club

Registration number:1817843

Tattoo or brand:

Horse's foaling date: February 14, 2018

Is the horse microchipped?                                Microchip #:

Does the horse have a passport?                        Passport #:

Co-Ownership Name (Section 1): Spendthrift Farm, LLC and My Racehorse CA LLC

Racing Silks of (Section 1):

Manager (Section 2): My Racehorse CA LLC

Trainer: To be determined by Spendthrift Farm, LLC and My Racehorse CA LLC

Purchase Price (Section 3): $1,426,452

Activities Authorized (Section 4):

Training (Selecting the trainer)

Racing

Racing in Claiming Races (must be specifically authorized)

Selling the Horse

Rehabilitation

Breeding the Horse: N/A

Gelding the Horse (if it's a colt): N/A

Marketing and acquiring sponsorships

☐            Other (specify):

Closing Date:

Horse Ownership Interests after Closing:

Name	Address	Percentage Interest
My Racehorse CA LLC	250 West First Street Suite 256 Claremont CA 91711	80%
Spendthrift Farm, LLC	884 Iron Works Pike Lexington, KY 40511	20%

Number of days within which Veterinary Inspection will be complete:

Additional Ownership Interests (Section 5(f)): n/a

Number of days within which Co-Ownership Interests will be sold: _____________

Description of additional Co-Ownership Interests available:

Limitations on Ownership Privileges (Section 12):

23

Limit 6 Paddock Passes per race.

Sale date, if any (Section 17(a)):

Percentage of fractional ownership required for early sale (Section 17(a)):

Manager's Compensation (Section 17(c)):

Removal of Manager (Section 17(d)): Co-owners may vote at any time to appoint a racing manager whose duties and obligations shall be set forth in an addendum to this agreement

Principal Place of Business (Section 18): N/A

Expenses that shall not be billed at cost (Section 21(b)):

All expenses to be billed at cost.

Distributions shall be made as follows (Section 23):

Directly to Paymaster accounts via pro rata percentage.

Special meetings of Co-Owners (Section 24):

As needed.

Restrictions on Transfers and Methods of Transfer (Section 25): Approval by majority vote of the co ownership which won't be unreasonably withheld.

24

EXHIBIT A

SHORT FORM BILL OF SALE

FOR VALUABLE CONSIDERATION paid to the Seller listed below, the receipt and sufficiency of which is acknowledged by the Buyer listed below, sells and delivers the interest in the horse described below:

Seller(s):      Spendthrift Farm, LLC

Buyer:          My Racehorse CA LLC

Interest:        80%

The Horses described as follows:

Registered name: PIONEER OF THE NILE-SAPUCAI 18

Barn name (nickname, if any):

Sex: Filly

Color: Markings:

Breed: Thoroughbred

Breed registry: The Jockey Club

Registration number: 1805597

Registered name: MEDAGLIA d'ORO- VENETIAN SONATA

Barn name (nickname, if any):

Sex: Filly

Color: Markings:

Breed: Thoroughbred

Breed registry: The Jockey Club

Registration number: 1812976

Registered name: MUNN1NGS-MY SWEET ADDICTION

Barn name (nickname, if any):

Sex: Filly

Breed: Thoroughbred

Breed registry: The Jockey Clug

Registration number: 1804198

Registered Name: INTO MISCHIEF-MY LADY LAUREN

Barn name (nickname, if any):

Sex: Filly

Color: Markings:

Breed: Thoroughbred

Breed registry: The Jockey Club

Registration number:1817843

25

This sale is made pursuant to the terms and conditions of that agreement dated as of the 25 day of November, 2019, between Buyer and Seller.

SPENDTHRIFT FARM, LLC

/s/ B. Wayne Hughes	(Seller)

MY RACEHORSE CA LLC

/s/ Michael Behrens	(Buyer)

26